Exhibit 10.9.3

GRANT BACK LICENSE AGREEMENT

This GRANT BACK LICENSE AGREEMENT (this “Agreement”) is made as of May 4, 2007 (the “Effective Date”), by and between NephroGenex, Inc., a Delaware corporation, (“NephroGenex”), and BioStratum, Incorporated, a Delaware corporation (“BioStratum”) (each a “Party” and, collectively, the “Parties”). Capitalized terms used, but not otherwise defined herein shall have the meaning set forth in that certain License Agreement, dated May 8, 2006, by and between NephroGenex and BioStratum, as amended by that certain Amendment to License Agreement dated September 13, 2006 (the “Original Agreement”).

WHEREAS, BioStratum and Kowa Company, Ltd. (“Kowa”), entered into a License Agreement dated January 18, 2001 (the “Kowa Agreement”), pursuant to which BioStratum granted Kowa an exclusive license to manufacture and use Licensed Products in Japan, Taiwan, Korea and China (the “Territory”);

WHEREAS, BioStratum and NephroGenex are entering into a Termination, Assignment, Assumption and Participation Agreement (the “Assignment Agreement”) of even date hereof, pursuant to which the Original Agreement is being terminated and any and all assets related to Pyridorin and AGE-Inhibitors, which includes the Licensed Products, are being irrevocably assigned to NephroGenex; and

WHEREAS, in connection with the foregoing assignment, NephroGenex desires to grant to BioStratum and BioStratum desires to acquire from NephroGenex an exclusive license, upon the terms specified herein, to the Assigned Assets (as defined in the Assignment Agreement), to enable BioStratum to exercise its rights and perform its obligations as a licensee of the Licensed Products in the Territory on the terms set forth in the Kowa Agreement and pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and confirmed, the parties agree as follows:

1.           License Grant

1.1           License.   Subject to the terms and conditions of this Agreement, NephroGenex hereby grants to BioStratum a perpetual, royalty-free, fully-paid exclusive license (and, with respect to regulatory materials, right of reference) with rights of sublicense, under the Assigned Assets and all patents, know-how and other intellectual property therein, to develop, make, have made, use, sell, offer for sale, and import Licensed Products in the Territory (the “License”) solely to enable BioStratum to exercise its rights and perform its obligations as a licensee of the Licensed Products in the Territory on the terms set forth in the Kowa Agreement and pursuant to the terms of this Agreement.

1.2           Sublicense Rights.   BioStratum shall have the right to grant sublicenses with the written approval of NephroGenex, which approval will not be unreasonably withheld or delayed, of the same scope as the License granted to BioStratum pursuant to this Section 1, subject to the rights, obligations, and terms and conditions set forth in this Agreement, provided each such sublicense shall, in consideration of such grant, agree in writing to be subject to the obligations of this Agreement of BioStratum to NephroGenex; provide, that for clarification, such approval and agreement shall not be required with respect to the Kowa Agreement as it predates this Agreement. Notwithstanding the foregoing, in order to enable Kowa to continue the undisturbed enjoyment of its rights under the Kowa Agreement, Kowa may exercise its rights to grant sublicenses as set forth in the Kowa Agreement. In the event that BioStratum exercises its option to assume all of Kowa’s rights and obligations pursuant to the Kowa Agreement in accordance with Section 1.4 below, BioStratum would be permitted to exercise its rights to grant sublicenses on the same sublicensing terms provided to Kowa under the Kowa Agreement. NephroGenex agrees that upon a transaction between Kowa and BioStratum whereby Kowa agrees to the transfer of the Kowa Agreement to NephroGenex, NephroGenex will agree to assume (without additional payment to NephroGenex) the obligations and rights of BioStratum under the Kowa Agreement provide such obligations and rights (other than rights to payments from Kowa of license fees, royalties, and milestone payments, which may be altered, accelerated, terminated or amended prior to such transfer) shall not be materially different that the rights and obligations of BioStratum under the Kowa Agreement as of the date hereof.

1.3           Ownership.  NephroGenex shall be and remain the sole and exclusive owner of the Licensed Intellectual Property, subject to the License granted hereunder. Any modifications, improvements, expansion, replacement, developments or substitute of the Licensed Intellectual Property occurring during the term of this Agreement, whether covered by patent applications or patents, Pyridorin Know-How or AGE-Inhibitor Know-How, or developed by NephroGenex in conjunction with BioStratum subsequent to the execution of this Agreement, shall be the exclusive property of NephroGenex, and shall be deemed to be Licensed Intellectual Property upon creation and shall be subject to the License.

1.4          Termination of Kowa Agreement. In the event of any termination of the Kowa Agreement, BioStratum shall have the option to assume all of Kowa’s rights and obligations pursuant to the Kowa Agreement as if BioStratum were Kowa, provided that no amounts shall be owing to NephroGenex arising out of BioStratum’s exercise of such option. BioStratum must exercise such option by providing written notice to Nephrogenex within 45 days following termination of the Kowa Agreement. If such option is not timely exercised by BioStratum, then the Kowa Agreement and this Agreement shall automatically terminate. In the event that BioStratum exercises its rights with respect to the Kowa Agreement, BioStratum’s rights and licenses hereunder will be the same and limited to the same extent as set forth in the Kowa Agreement.

2.           Kowa Improvements and Know-How.  To the extent that BioStratum receives from Kowa published or unpublished technical information, research and development information, know-how, trade secrets, proprietary information, procedures, methods, designs, reports, unpatented and patented processes or the like relating to the Licensed Intellectual Property, BioStratum shall, to the extent BioStratum has the right to provide such information and materials to NephroGenex, provide such information and materials to NephroGenex. Notwithstanding the foregoing, BioStratum shall not have any obligation to obtain access or rights to any of the foregoing from Kowa.

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3.          Confidentiality.

3.1           Confidential Information.  It may be necessary for one Party to disclose to the other Party certain confidential or proprietary information. In such event, the receiving party agrees to preserve such identified information as confidential and not to use such information outside of performance under this Agreement. The obligation of confidentiality in this Section 3 shall apply to any and all information contained in any patent application or draft thereof provided by a Party to the other Party, including those applications confidentially provided to the Parties prior to the Effective Date of this Agreement. For the purposes of this Section 3, all Licensee Data and reports delivered by BioStratum to NephroGenex pursuant to this Agreement shall be considered the confidential information of NephroGenex. The obligation of confidentiality shall not apply to information which:

(a)         is now in the public domain or which becomes generally available to the public through no fault of the receiving party;

(b)         is already known to, or in the possession of, the receiving party without restriction prior to disclosure by the disclosing party as can be demonstrated by documentary evidence; or

(c)         is disclosed on a non-confidential basis from a third party having the right to make such disclosure; or

(d)         is independently developed by the receiving party (by activity not associated with the Pyridorin Patent Rights or AGE-Inhibitor Patent Rights) as can be demonstrated by documentary evidence; or

(e)         is required to be disclosed by law or government authority.

Notwithstanding the foregoing, nothing in this Agreement shall limit or prevent BioStratum from providing information to Kowa to the extent required by the Kowa Agreement.

3.2           Term.   The confidentiality obligations of this Section 3 shall continue for a period of five (5) years beyond the termination of this Agreement.

3.3           Return of Information.   Upon the termination of this Agreement for any reason, all confidential information and any copies or other reproductions made thereof by the receiving party shall be returned to the disclosing party, with the exception that one copy may be retained in the files of the receiving party’s counsel.

4.           Representations and Warranties.

4.1          BioStratum represents and warrants that, as of the Effective Date, it is not in material breach of the Kowa Agreement.

4.2          NephroGenex represents and warrants that, as of the Effective Date, (i) no claims are currently pending, or to NephroGenex’s knowledge, threatened against NephroGenex with respect to the Licensed Intellectual Property to the best of NephroGenex’s knowledge; and

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(ii) no intellectual property rights Controlled by NephroGenex, other than the rights granted pursuant to this Agreement, are, to NephroGenex’s knowledge, reasonably necessary for BioStratum to develop, make, have made, use, sell, offer for sale, and import the Licensed Products as contemplated by this Agreement; and (iii) NephroGenex has full power and authority to grant the rights and License granted herein.

4.3         Disclaimer of Warranties.   Nothing in this Agreement shall be construed as:

(a)        a warranty or representation by NephroGenex as to the validity or scope of the Licensed Patent Rights;

(b)        a warranty or representation by NephroGenex that anything made, used, sold or otherwise disposed of through the License granted herein is or will be free from infringement of patents, copyrights, trademarks or other proprietary rights of third parties;

(c)        granting by implication, estoppel or otherwise any licenses under patents of NephroGenex or other persons other than Licensed Patent Rights, regardless of whether such Patents are dominant or subordinate to any Licensed Patent Rights;

(d)        an obligation by NephroGenex to bring or prosecute actions or suits against third parties for infringement.

4.4         EXCEPT AS DESCRIBED ABOVE, NEPHROGENEX MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR REPRESENTATIONS THAT USE OF A LICENSED PRODUCT WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF THIRD PARTIES.

5.          Term and Termination.

5.1         Term.   Except as otherwise provided in this Agreement, this Agreement shall extend from the Effective Date until earlier to occur of (i) the assignment or transfer of the Kowa Agreement to NephroGenex or (ii) BioStratum’s failure to exercise its option to assume all rights and obligations under the Kowa Agreement pursuant to Section 1.4 above.

5.2         BioStratum Breach.   In the event of a material breach by BioStratum of this Agreement, if such material breach is not cured within 30 days after written notice of such breach is given to BioStratum, this Agreement and the License granted to BioStratum and others sublicensed pursuant to this Agreement may be terminated forthwith by NephroGenex upon furnishing written notice to that effect to BioStratum. Upon termination of the Agreement pursuant to this section, BioStratum shall immediately deliver to NephroGenex any and all information, including but not limited to financial records, plans, records, memorandums, operating procedures, quality control procedures, market studies, market requirements, product specifications, processes, or systems that it may have concerning the Licensed Intellectual Property. BioStratum further acknowledges and agrees that upon the expiration or termination of this Agreement for any reason, the License granted hereunder and BioStratum’s right to use the

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Licensed Intellectual Property shall immediately terminate and BioStratum shall thereafter refrain for using the Licensed Intellectual Property. NephroGenex further acknowledges and agrees that upon expiration or termination of this Agreement for any reason, other than upon the assignment or transfer of the Kowa Agreement to NephroGenex, NephroGenex shall not, without the written consent of BioStratum, grant a license under the Assigned Assets to develop, make, have made, use, sell, offer for sale, and import Licensed Products in the Territory to any third party, including without limitation, Kowa.

5.3           Waiver.  The waiver, express or implied, by either Party hereto of any rights hereunder, or failure to perform or breach by the other Party hereto, shall not be deemed as a waiver of any other right hereunder or of any other breach or failure of such other Party hereto, whether of a similar or dissimilar nature thereto and shall not be deemed a continuing waiver of any breach or failure hereunder. All waivers or any term or condition of this Agreement must be in writing, signed by an authorized representative of each Party.

5.4           Survival of Rights.  Expiration or termination of this Agreement or the License hereunder pursuant to this Section 5 shall not release either Party hereto from any liability which as of the date of expiration or termination has already accrued to the Party hereto, nor affect in any way the survival of any right, duty, or obligation of either Party hereto which is expressly stated elsewhere in this Agreement to survive expiration or termination hereof

6.           Prosecution and Maintenance of Licensed Patent Rights.  NephroGenex shall, at BioStratum’s expense and with the assistance of patent counsel designated by NephroGenex (i) file, maintain, prosecute and enforce all patent applications, and patents included in the Licensed Intellectual Property necessary for BioStratum to fulfill its obligations under the Kowa Agreement, provided, all such patent applications and patents shall be in the name of NephroGenex or in the case of Licensed Intellectual Property licensed from a third party, such third party licensor; and (ii) perform any other obligations of BioStratum to Kowa under Section 12.1 of the Kowa Agreement. NephroGenex shall assist BioStratum, at BioStratum’s expense, to take actions against actual or alleged infringers of the Licensed Intellectual Property as set forth in Section 12.3 of the Kowa Agreement. NephroGenex hereby designates and appoints BioStratum and its agents as attorney-in-fact to act for and in NephroGenex’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by NephroGenex.

7.          KUMCRI and USC Agreements.

7.1           NephroGenex will not amend or otherwise modify the KUMCRI Agreement or the USC Agreement in a manner that would adversely affect the rights granted to BioStratum hereunder. During the term of this Agreement, NephroGenex will not assign or transfer (by operation of law or otherwise) the KUMCRI Agreement or the USC Agreement unless NephroGenex's successor in interest or the assignee of such agreement is bound by the terms and conditions hereof.

7.2           NephroGenex acknowledges covenants and agrees that this Agreement shall survive termination of either the KUMCRI Agreement or the USC Agreement. Upon such termination, all sublicenses shall survive and will automatically be assigned to KUMCRI or USC

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(as the case may be), to the extent (i) provided for in each such sublicense and (ii) such sublicense does not impose any obligations on KUMCRI or USC (as the case may be) not imposed on KUMCRI or USC under the KUMCRI Agreement or the USC Agreement, respectively.

8.          Use of Name.

8.1           Identification of NephroGenex.  BioStratum agrees not to identify NephroGenex or to use the name of NephroGenex or its officers, directors, shareholders, or employees or any trademark, service mark, trade name or symbol of NephroGenex, or that is associated with any of them, in promotional advertising, marketing, or other similar materials without NephroGenex’s prior written consent, except as required by governmental authority. Notwithstanding the foregoing, BioStratum may, without prior consent, (i) refer to NephroGenex as the licensor of the Licensed Intellectual Property in a business plan and (ii) disclose or distribute such information as may be included in any press release issued by BioStratum regarding this Agreement or its subject matter. Other uses of NephroGenex’s name shall be made only after prior approval.

8.2           Identification of BioStratum.  NephroGenex agrees not to identify BioStratum or to use the name of BioStratum’s officers, directors, shareholders, or employees or any trademark, service mark, trade name, or symbol of BioStratum without the written consent of NephroGenex, except as may be required by governmental authority or law. Notwithstanding the foregoing, NephroGenex may, with prior consent, (i) refer to BioStratum as the licensee of the Licensed Intellectual Property in a business plan or to potential or actual investors, acquirors, or strategic partners and (ii) disclose or distribute such information as may be included in any press release issued by BioStratum regarding this Agreement or its subject matter. Other uses of BioStratum’s name shall be made only after prior approval.

9.           Indemnity.

9.1           BioStratum.  BioStratum agrees to indemnify, defend and hold harmless NephroGenex, its officers, employees and agents (collectively, the “NephroGenex Indemnified Parties”) against any and all claims, suits, losses, damages, judgments, costs, fees, and expenses including, without limitation, reasonable attorney’s fees (collectively, “Losses”) asserted by third parties, both government and private, resulting from or arising out of (i) the breach of any representation, warranty, covenant, agreement or obligation made or to be performed by BioStratum under this Agreement or (ii) the exercise of a sublicensee of the license rights granted under this Agreement (including indirect, consequential and punitive damages); provided, however, that BioStratum shall not be required to indemnify, hold harmless and defend any NephroGenex Indemnified Party against any Loss attributable to or arising out of the gross negligence or willful misconduct of any NephroGenex Indemnified Party.

9.2           NephroGenex.  NephroGenex agrees to indemnify, defend and hold harmless BioStratum, its officers, employees and agents (collectively, the “BioStratum Indemnified Parties”) against any and all claims, suits, losses, damages, judgments, costs, fees, and expenses including, without limitation, reasonable attorney’s fees (collectively, “Losses”) asserted by third parties, both government and private, resulting from or arising out of the breach

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of any representation, warranty, covenant, agreement or obligation made or to be performed by NephroGenex under this Agreement; provided, however, that NephroGenex shall not be required to indemnify, hold harmless and defend any BioStratum Indemnified Party against any Loss attributable to or arising out of the gross negligence or willful misconduct of any BioStratum Indemnified Party.

10.           Limitation of Liability.  Neither party shall be liable in contract, tort, warranty or otherwise for any special, indirect, incidental or consequential damages of any kind, including, without limitation, economic damage, injury to property or lost profits, regardless of whether such party has been advised, has other reason to know, or, in fact, knows of the possibility of any of the foregoing; provided, however, that foregoing shall not limit (i) the indemnification obligations provided in Section 9, (ii) either party’s liability for any claims of patent infringement, or (iii) either party’s liability for any breach of Section 3.

11.            Assignment.  This Agreement may not be transferred or assigned by BioStratum without the prior written consent of NephroGenex. This Agreement shall bind and inure to the benefit of BioStratum’s and NephroGenex’s permitted successors and assigns.

12.           Severability; Notices.  Invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. All notices, requests, and demands hereunder shall be in writing and delivered by hand, by mail, or by overnight delivery service, and shall be deemed given if by hand delivery, upon such delivery, and if by mail or delivery, upon deposit with the mail or delivery service, postage or fees prepaid and properly addressed to the Party at his or its current business address. Any Party may change its address for purposes of this paragraph by giving the other Party written notice of the new address in the manner set forth above.

13.           Amendment, Modification, or Revocation.  This Agreement may be amended, modified, or revoked in whole or in part, but only by a written instrument which specifically refers to this Agreement and expressly states that it constitutes an amendment, modification, or revocation hereof, as the case may be, and only if such written instrument has been signed by each of the Parties to this Agreement.

14.           Headings and Entire Agreement.  The headings in this Agreement are inserted for convenience only and are not to be considered in construction of the provisions hereof. This Agreement hereto contains the entire understanding among the Parties and supersedes any prior written or verbal agreements between them.

15.           Governance.  This Agreement shall be governed by and construed and enforced in accordance with the state laws of the State of North Carolina without regard to conflicts of laws principles, and shall be binding upon the Parties in the United States and worldwide.

16.           Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the Parties may execute this Agreement by signing any such counterpart. A facsimile copy of this Agreement showing the signatures of each of the Parties, or, when taken together, multiple

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facsimile copies of this Agreement showing the signatures of each of the Parties, respectively, where such signatures do not appear on the same copy, will constitute an original copy of this Agreement requiring no further execution.

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IN WITNESS WHEREOF, the parties have executed this Grant Back License Agreement as of the date set forth above intending to be legally bound.

NEPHROGENEX, INC.		BIOSTRATUM, INCORPORATED

By:	/s/ J. Wesley Fox	By:	/s/ Eugen Steiner

Name:	J. Wesley Fox	Name:	Eugen Steiner

Title:	President and CEO	Title:	CEO

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